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May 15, 2009

Baby Fox International, Inc.
Shanghai Minhang, District,
89 Xinbang Road, Suite 305-B5, PRC

Gentlemen:

You have requested our opinion, as counsel for Baby Fox International, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1/A (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 868,262 shares of common stock, all such shares sold by enumerated selling shareholders.

We have examined such records and documents and made such examinations of laws as we have deemed relevant in connection with this opinion. It is our opinion that, of the shares of common stock to be offered pursuant to the Registration Statement and sold by the selling shareholders, 868,262 shares of common stock are duly authorized and legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188